As filed with the Securities and Exchange Commission on October 8, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BURLINGTON STORES, INC.

(Exact name of registrant as specified in its charter)

Delaware	80-0895227
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1830 Route 130 North Burlington, New Jersey	08016
(Address of Principal Executive Offices)	(Zip Code)

Burlington Holdings, Inc. 2006 Management Incentive Plan

Burlington Stores, Inc. 2013 Omnibus Incentive Plan

(Full title of the plans)

Paul C. Tang, Esq.

Executive Vice President and General Counsel

1830 Route 130 North

Burlington, New Jersey 08016

(609) 387-7800

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Joshua N. Korff

Christopher A. Kitchen

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.0001 per share	7,138,192(3)	$17.00	$121,349,264.00	$15,629.79
Common Stock, par value $0.0001 per share	4,683,151(4)	$2.97	$13,908,958.47	$1,791.47
Total	11,821,343 shares		$135,258,222.47	$17,421.26

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable because of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of (a) $17.00, the initial public offering price of the registrant’s Common Stock determined on October 1, 2013, with respect to the 6,000,000 shares of Common Stock that are currently authorized for issuance upon the exercise of awards that have not been granted under the Burlington Stores, Inc. 2013 Omnibus Incentive Plan (the “2013 Plan”) and 1,138,192 shares of Common Stock that are currently authorized for issuance upon the exercise of awards that have not been granted under the Burlington Holdings, Inc. 2006 Management Incentive Plan (the “2006 Plan”) and (b) $2.97, the weighted average exercise price of the outstanding stock options granted under the 2006 Plan.
(3)	Represents shares of Common Stock that are currently authorized for issuance upon the exercise of awards that have not been granted under the 2013 Plan and the 2006 Plan being registered hereon.
(4)	Represents shares of Common Stock issuable upon exercise of stock options that are currently outstanding under the 2006 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Burlington Stores, Inc. (formerly Burlington Holdings, Inc.) (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a)        The Company’s prospectus filed on October 3, 2013 pursuant to Rule 424(b) of the Securities Act, which prospectus is a part of the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-189632); and

(b)        The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-36107) filed with the Commission on October 1, 2013, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such descriptions.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of common stock offered pursuant to the Registration Statement will be passed upon by Kirkland & Ellis LLP, New York, New York. An investment partnership composed of partners of Kirkland & Ellis LLP has an indirect equity interest in Burlington Stores, Inc.

Item 6.	Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (4) for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

Our amended and restated by-laws provides for indemnification of the officers and directors to the full extent permitted by applicable law.

The Company intends to enter into indemnification agreements with each of its current directors and officers. These agreements will require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Company’s amended and restated certificate of incorporation or amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Company expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that it may make to such directors and officers.

The proposed form of Underwriting Agreement filed as Exhibit 1.1 to the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-189632) provides for indemnification to its directors and officers by the underwriters against certain liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a)    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Burlington, State of New Jersey, on October 8, 2013.

BURLINGTON STORES, INC.

By:	/s/ Thomas A. Kingsbury
Name: Thomas A. Kingsbury
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each officer and director of Burlington Stores, Inc. whose signature appears below constitutes and appoints Todd Weyhrich, Robert LaPenta, Jr. and Paul Tang, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and any additional Registration Statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and indicated on the date indicated below:

Name	Title	Date

/s/ Thomas A. Kingsbury
Thomas A. Kingsbury	President, Chief Executive Officer and Director	October 8, 2013

/s/ Todd Weyhrich
Todd Weyhrich	Executive Vice President and Chief Financial Officer	October 8, 2013

/s/ John Crimmins
John Crimmins	Senior Vice President and Chief Accounting Officer	October 8, 2013

/s/ Joshua Bekenstein
Joshua Bekenstein	Director	October 8, 2013

/s/ Jordan Hitch
Jordan Hitch	Director	October 8, 2013

/s/ Tricia Patrick
Tricia Patrick	Director	October 8, 2013

/s/ Mark Verdi
Mark Verdi	Director	October 8, 2013

/s/ Paul J. Sullivan
Paul J. Sullivan	Director	October 8, 2013

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Burlington Stores, Inc. (incorporated by reference to the Registrant’s Registration Statement on Form S-1, as amended filed on September 10, 2013 (File No. 333- 189632)).

4.2	Amended and Restated Bylaws of Burlington Stores, Inc. (incorporated by reference to the Registrant’s Registration Statement on Form S-1, as amended filed on September 10, 2013 (File No. 333- 189632)).

4.3	Indenture, dated February 24, 2011, among Burlington Coat Factory Warehouse Corporation, the guarantors signatory thereto and Wilmington Trust FSB (incorporated by reference to Exhibit 4.3 to Burlington Coat Factory Investments Holdings, Inc.’s Current Report on Form 8-K filed on February 24, 2011).

4.4	Form of 10.000% Senior Notes due 2019 (included in Exhibit 4.3).

4.5	Indenture, dated February 20, 2013, among Burlington Holdings, LLC, Burlington Holdings Finance, Inc. and Wilmington Trust, National Association (incorporated by reference to Exhibit 4.3 to Burlington Coat Factory Investments Holdings, Inc.’s Annual Report on Form 10-K for the fiscal year ended February 2, 2013 filed on April 26, 2013).

4.6	Form of 9.00%/9.75% Senior Notes due 2018 (included in Exhibit 4.5).

5.1	Opinion of Kirkland & Ellis LLP.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).

99.1	Burlington Holdings, Inc. 2013 Omnibus Incentive Plan. (incorporated by reference to Exhibit 10.44 to the Registrant’s Registration Statement on Form S-1, as amended filed on September 19, 2013 (File No. 333- 189632)).

99.2	Burlington Holdings, Inc. 2006 Management Incentive Plan (Amended and Restated June 15, 2013) (incorporated by reference to Exhibit 10.40 to the Registrant’s Registration Statement on Form S-1, as amended filed on September 6, 2013 (File No. 333- 189632)).

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